HART & HART, LLC

ATTORNEYS AT LAW

1624 Washington Street

Denver, CO  80203

________harttrinen@aol.com

(303) 839-0061Fax: (303) 839-5414

July 6, 2021

SkyQuarry, Inc

136 East South Temple, Suite 1400

Salt Lake City, UT 84111

 This letter will constitute our opinion upon the legality of the sale by SkyQuarry, Inc., a Delaware corporation, (the “Company”), of:

● up to 15,000,000 shares of common stock;

● warrants to purchase up to 15,000,000 shares of common stock;

● up to 15,000,000 shares of common stock issuable upon the exercise of the warrants;

● warrants issued to Digital Offering, LLC which allow for the purchase of up to 150,000 shares of common stock; and

● up to 150,000 shares of common stock issuable upon the exercise of the warrants issued to Digital Offering, LLC,

all as referred to in the Company's Offering Statement and Offering Circular filed with the Securities and Exchange Commission pursuant to Regulation A.

We have examined the Certificate of Incorporation, the Bylaws and the minutes of the Board of Directors of the Company, the applicable laws of the State of Delaware, and a copy of the Company's Offering Statement and Offering Circular. Based upon the foregoing, in our opinion:

● the shares of common stock mentioned above, when sold in the manner described in the Company's Offering Statement and Offering Circular, will be legally issued and these shares will represent fully paid and non-assessable shares of the Company's common stock;

● the warrants, when sold in the manner described in the Company's Offering Statement and Offering Circular, will be legally issued, fully paid and non-assessable and will be the binding obligations of the Company in accordance with the terms thereof; and

● the shares of common stock issuable upon the exercise of the warrants, when sold in the manner described in the Company's Offering Statement and Offering Circular, will be legally issued and will represent fully paid and non-assessable shares of the Company's common stock.

Very truly yours,

HART & HART, LLC

/s/ William T. Hart

William T. Hart